Exhibit 99.1

THE MUSE

FINANCIAL STATEMENTS

Six Months Ended June 30, 2019 (unaudited) and
Year Ended December 31, 2018 (unaudited)

The Muse
Unaudited Statements of Revenues and Certain Operating Expenses for the Six Months Ended June 30, 2019 and for the Year Ended December 31, 2018
(in thousands)

	Six Months Ended June 30, 2019	Year Ended December 31, 2018
Revenues
Rental income	$1,261	$978
Other income	128	92
Total revenues	1,389	1,070
Certain operating expenses
Property operating expenses	349	723
Real estate taxes	82	164
Total certain operating expenses	431	887
Revenues in excess of certain operating expenses	$958	$183

See accompanying notes to the statements of revenues and certain operating expenses

The Muse
Notes to Unaudited Statements of Revenues and Certain Operating Expenses for the Six Months Ended June 30, 2019 and for the Year Ended December 31, 2018
(Dollar amounts stated in thousands)

1. Organization

On October 24, 2019, Highlands REIT, Inc. (the “Company”), through The Muse Owner, LLC (the “Purchaser”), a wholly-owned subsidiary of the Company, completed the purchase of certain real property and improvements located at 2270 South University Boulevard, Denver, Colorado (the “Property”) for a gross purchase price of $48.7 million, exclusive of closing costs. The property consists of a five-story building with a total of 120 units and an underground parking garage with 137 spaces. The property was completed in early 2018 and has gross leasable area of approximately 104,000 square feet.

2. Basis of Presentation

The unaudited statements of revenue and certain operating expenses (“the Statements”) have been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (the “SEC”) and with the provisions of SEC Rule 8-06 of Regulation S-X, which requires certain information with respect to real estate operations to be included with certain filings with the SEC.

In accordance with a request for relief granted by the SEC, the Company has substituted unaudited statements of revenues and certain operating expenses for the year ended December 31, 2018 for the audited statements of revenues and certain operating expenses for the year ended December 31, 2018 required by Rule 8-06 of Regulation S-X.

The Statements are not intended to be a complete presentation of the revenues and expenses for the Property. The Statements exclude certain expenses such as interest, depreciation and amortization, non-recurring professional fees, corporate expenses, and other revenues and expenses not directly related or comparable to, or expected to be incurred in, the future operations of the Property.

The revenues and operating expenses for the year ended December 31, 2018 are not indicative of future operating results because construction and leasing of the Property was not complete until 2019. Development of this property was completed during 2018 and the certificate of occupancy was granted on June 4, 2018. Total revenues and economic occupancy for selected months was as follows:

	June 30, 2018	September 30, 2018	December 31, 2018	March 31, 2019	June 30, 2019

Total revenues	$66	$170	$208	$232	$235
Occupancy	24.3%	62.5%	76.5%	85.3%	86.4%

The Company is not aware of any other material factors relating to the Property that would cause this financial information not to be indicative of future operating results.

3. Summary of Significant Accounting Policies

Revenue Recognition

The Property leases its operating property to tenants under one-year agreements that are classified as operating leases. The Property recognizes the lease payments provided for under the leases over the lease term. In addition to lease payments, tenants are subject to leases whereby the tenant is responsible for fixed minimum lease payments to the Property, as well as directly paying certain costs and expenses associated with occupancy to third party service providers. Such direct payments to third parties are not recorded as revenue and expense by the Property. In addition, other income includes lease cancellation fees, parking and other lease income.

The Muse
Notes to Unaudited Statements of Revenues and Certain Operating Expenses for the Six Months Ended June 30, 2019 and for the Year Ended December 31, 2018
(Dollar amounts stated in thousands)

Expense Recognition

Property operating expenses represent the direct expenses of operating the Property and include repairs and maintenance, insurance, and other property expenses that are expected to continue in the ongoing operations of the Property. Expenditures for maintenance and repairs are charged to operations as incurred.

Use of Estimates

The preparation of the Statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates, judgments and assumptions that affect the reported amounts of revenues and certain expenses during the reporting periods presented. The estimates, judgments and assumptions are based on historical experience and various other factors that are believed to be reasonable under the circumstances. Actual results may differ from those estimates under different assumptions and conditions.